CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the incorporation by reference in this Registration
Statement on From N-1A of our reports dated December 31, 2002 relating to the financial statements and financial highlights which appear in the October 31, 2002 Annual Reports to Shareholders of John Hancock Multi Cap Growth Fund, John Hancock Focused Equity Fund and John Hancock 500 Index Fund (each a portfolio of John Hancock Series Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
February 27, 2004